EXHIBIT 23.2

                               CONSENT OF KPMG LLP


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                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
FloridaFirst Bancorp, Inc.:


     We consent to the incorporation by reference in the Registration Statement on Form S-8 of FloridaFirst Bancorp, Inc., of our report dated November 3, 2000, except as to note 15 which is as of December 21, 2000, relating to the consolidated statements of financial condition of FloridaFirst Bancorp and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 annual report on Form 10-K of FloridaFirst Bancorp, Inc.



            /s/KPMG LLP



Tampa, Florida
February 28, 2001